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                                                                       Exhibit 5

                               November 21, 2000


Federal-Mogul Corporation
26555 Northwestern Highway
Southfield, Michigan  48034


Ladies and Gentlemen:

     I have served as counsel to Federal-Mogul Corporation (the "Company") in connection with the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance in the manner described in the Registration Statement of 170,000 shares of the Company's Common Stock, without par value (the "Common Stock"), pursuant to the Company's Employee Stock Purchase Program (the "Plan").

     I have examined and relied upon the originals, or copies certified or otherwise identified to my satisfaction, of such corporate records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

     Based upon such examination and my participation in the preparation of the Registration Statement, it is my opinion that (1) the Company is duly incorporated and validly existing as a corporation in good standing under the laws of Michigan and (2) the shares of Common Stock reserved for issuance under the Plan, when issued in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     I consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not concede that I am an expert within the meaning of the Securities Act of the rules or regulations thereunder or that this consent is required by Section 7 of the Securities Act.

                               Very truly yours,

                               /s/ David M Sherbin

                               David M. Sherbin, Esq., Deputy General Counsel &
                                Secretary